AMENDMENT TO THE
PROFESSIONALLY MANAGED PORTFOLIOS
FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT dated as of the 24th day of February, 2009, to the Fund Accounting Servicing Agreement, dated as of June 22, 2006, as amended, (the "Fund Accounting Agreement"), is entered into by and between Professionally Managed Portfolios, a Massachusetts business trust (the "Trust"), on behalf of its separate series, the Congress Large Cap Growth Fund and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into a Fund Accounting Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add a fund; and

WHEREAS, Section 15 of the Fund Accounting Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit T to the Agreement is hereby added and attached hereto.

Except to the extent amended hereby, the Fund Accounting Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PROFESSIONALLY MANAGED PORTFOLIOS	U.S. BANCORP FUND SERVICES, LLC

By: /s/Robert M. Slotky	By: /s/Michael R. McVoy

Name: Robert M. Slotky	Name: Michael R. McVoy

Title: President	Title: Executive Vice President

Exhibit T to the
Professionally Managed Portfolios Fund Accounting Servicing Agreement
Name of Series	Date Added
Congress Large Cap Growth Fund	on or after March 16, 2009

Multiple Series Trust FUND ACCOUNTING SERVICES - FEE SCHEDULE at February, 2009
Annual Fund Accounting Fee Per Fund*
Base fee on the first $______ plus
3.00 basis point on the next $_______
1.00 basis point on the balance
Annual Base Fee on First $________Per Fund*
$______ per domestic equity fund
$______ per domestic balanced fund
$______ per domestic fixed income or money market fund
$______ per international or global equity funds
Plus Out-Of-Pocket Expenses – Including but not limited to pricing services, corporate action services, fair value pricing services, factor services, customized reporting, and all other out-of-pocket expenses.
• Pricing Services
•  $___  Domestic and Canadian Equities
•  $___  Options
•  $___  Corp/Gov/Agency Bonds
•  $___ CMO's
•  $___ International Equities and Bonds
•  $___  Municipal Bonds
•  $___  Money Market Instruments
•  $___ /Fund/Month - Mutual Fund Pricing
•  $___/Foreign Equity Security/Month for Corporate Action Service
•  $___ /Month Manual Security Pricing (>10/day)
•  Factor Services (BondBuyer)
•  $___ /CMO/Month
•  $___  /Mortgage Backed/Month
•  $___ /Month Minimum Per Fund Group
•  Fair Value Services (FT Interactive)
•  $___ on the first 100 securities per day
•  $___ on the balance of securities per day
•  SWAP Pricing
•  Credit Default Swaps:
•  Each Set-Up:                                $_____
•  Delivery Cost:                                 $_____/Day
•  Interest Rate Swaps:
•  Setup: $                      _____ each
•  Delivery Cost:                                 $_____/Day
•  Swaptions:
•  Set up: $                      _____ each
•  Delivery Cost:                               $_____/Day

Additional Services – Above pricing is for standard services.  Available but not included above are the following services – multiple class funds, master feeder products, international income funds, funds with multiple advisors/sub-advisors.
Fees are billed monthly.
* Subject to annual CPI increase, Milwaukee MSA.

Advisor’s Signature below acknowledges approval of the fee schedule above.
Congress Asset Management Company LLP

By: /s/Brian J. Durkin

Name: Brian J. Durkin

Title: Director of Operations	Date: 3/9/2009